Exhibit 99.01
FOR IMMEDIATE RELEASE                             Contact: David A. Garrison, CFO
Website: http://www.arthrt.com                                 (978) 602-1436

August 20, 2013
Arrhythmia Research Technology, Inc. Announces
Delay in Finalizing Second Quarter Results

Fitchburg, Massachusetts
Arrhythmia Research Technology, Inc. (NYSE MKT:HRT) (the "Company") reported today that it was unable to file its quarterly report on Form 10-Q for the three months ended June 30, 2013 within the automatic extension of its due date to August 19, 2013 afforded by its filing of a Form 12b-25 Notification of Late Filing with the Securities and Exchange Commission.
The delay in filing is due to an ongoing internal review by the Audit Committee and the Company's independent auditor relating to the valuation of the deferred tax assets. As of today's date, the review is not complete. However, for the quarter ended June 30, 2013, the Company preliminarily expects to report the following:

	Three months ended		Six months ended
	Preliminary June 30, 2013	June 30, 2012 Revised	Preliminary June 30, 2013	June 30, 2012 Revised
Consolidated Revenues	$4,880,445	$4,794,501	$10,523,634	$10,626,123
Net Loss	328,022	1,045,083	333,692	1,481,003

	Preliminary June 30, 2013	December 31, 2012
Total Assets	18,177,231	16,960,214
Total Liabilities	8,786,444	7,263,481
Total Stockholder Equity	9,390,787	9,696,733
Consequently, the Company is unable to determine with reasonable certainty at this time the significance of any such adjustments and their effect on the net loss, total assets and stockholders' equity. Management is working diligently with its Audit Committee and the Company's independent auditor to determine whether any potential adjustments are required and the extent thereof. The Company expects to finalize the 10-Q by September 16, 2013. However, until the review is complete and a final determination is made, the Company cannot provide further assurance regarding the results of operations for the affected periods or whether adjustments will be required.
Salvatore Emma, Jr., the Company's President and Chief Executive Officer, stated "Management and our auditors are doing everything possible to bring our internal review of the valuation of deferred tax assets to a timely completion."
About Arrhythmia Research Technology, Inc.
The Company through its wholly-owned subsidiary, Micron Products, Inc. has diversified manufacturing capabilities with the capacity to participate in full product life cycle activities from early stage development and engineering from prototyping to full scale manufacturing as well as packaging and product fulfillment services. Its subsidiary, Micron Products, Inc., also manufactures silver plated and non-silver plated conductive resin sensors and distributes metal snaps used in the manufacture of disposable ECG, EEG, EMS and TENS electrodes. The Company also has developed and distributes a customizable proprietary signal-averaging electrocardiography (SAECG) software used to diagnose the risk of certain heart arrhythmias and that is reconfigurable for a variety of hardware platforms.

For more information please check our websites:
http://www.arthrt.com             http://www.micronproducts.com
Forward-looking statements made herein are based on current expectations of the Company that involve a number of risks and uncertainties and should not be considered as guarantees of future performance. The factors that could cause actual results to differ materially include our ability to maintain our current pricing model and/or decrease our cost of sales; our ability to increase sales of higher margin products and services; variations in the mix of products sold; variability of customer demand and delivery requirements; ability to license our software, provide timely customization and updates; a stable interest rate market and/or a stable currency rate environment in the world, and specifically the countries where we are doing business; continued availability of supplies or materials used in manufacturing at competitive prices; continued availability of supplies or materials used in manufacturing at competitive prices; amount and timing of investments in capital equipment, sales and marketing, engineering and information technology resources; volatility in commodity and energy prices; and the Company's ability to offset higher costs with price increases. More information about factors that potentially could affect the Company's financial results is included in the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2012.